UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.    )*

PPD, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

69355F102

(CUSIP Number)

December 31, 2020

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed: specificity

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 69355F102

1.	Name of Reporting Person H&F Corporate Investors VII, Ltd.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of shares beneficially owned by each reporting person with	5.	Sole Voting Power 77,118,535
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 77,118,535
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 77,118,535
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 22.1%
12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 69355F102

1.	Name of Reporting Person Hellman & Friedman Investors VII, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of shares beneficially owned by each reporting person with	5.	Sole Voting Power 77,118,535
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 77,118,535
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 77,118,535
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 22.1%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 69355F102

1.	Name of Reporting Person Hellman & Friedman Capital Partners VII L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of shares beneficially owned by each reporting person with	5.	Sole Voting Power 52,884,036
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 52,884,036
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 52,884,036
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 15.1%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 69355F102

1.	Name of Reporting Person Hellman & Friedman Capital Partners VII (Parallel), L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of shares beneficially owned by each reporting person with	5.	Sole Voting Power 20,244,387
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 20,244,387
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,244,387
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 5.8%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 69355F102

1.	Name of Reporting Person HFCP VII (Parallel-A), L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole Voting Power 3,630,740
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 3,630,740
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,630,740
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 1.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 69355F102

1.	Name of Reporting Person H&F Executives VII, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of shares beneficially owned by each reporting person with	5.	Sole Voting Power 359,372
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 359,372
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 359,372
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 69355F102

1.	Name of Reporting Person H&F Corporate Investors VIII, Ltd.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of shares beneficially owned by each reporting person with	5.	Sole Voting Power 55,722,731
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 55,722,731
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 55,722,731
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 15.9%
12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 69355F102

1.	Name of Reporting Person Hellman & Friedman Investors VIII, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of shares beneficially owned by each reporting person with	5.	Sole Voting Power 55,722,731
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 55,722,731
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 55,722,731
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 15.9%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 69355F102

1.	Name of Reporting Person Hellman & Friedman Capital Partners VIII, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of shares beneficially owned by each reporting person with	5.	Sole Voting Power 35,622,429
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 35,622,429
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 35,622,429
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 10.2%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 69355F102

1.	Name of Reporting Person Hellman & Friedman Capital Partners VIII (Parallel), L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of shares beneficially owned by each reporting person with	5.	Sole Voting Power 15,987,409
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 15,987,409
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 15,987,409
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 4.6%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 69355F102

1.	Name of Reporting Person HFCP VIII (Parallel-A), L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole Voting Power 3,021,286
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 3,021,286
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,021,286
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.9%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 69355F102

1.	Name of Reporting Person H&F Executives VIII, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of shares beneficially owned by each reporting person with	5.	Sole Voting Power 934,469
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 934,469
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 934,469
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.3%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 69355F102

1.	Name of Reporting Person H&F Associates VIII, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of shares beneficially owned by each reporting person with	5.	Sole Voting Power 157,138
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 157,138
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 157,138
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%
12.	Type of Reporting Person (See Instructions) PN

STATEMENT ON SCHEDULE 13G

Pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Act”), each of the persons listed below under Item 2 (each a “Reporting Person,” and collectively the “Reporting Persons”), have agreed to file one statement with respect to their beneficial ownership of common stock, par value $0.01 per share (“Common Stock”), of PPD, Inc. (the “Issuer”).

Item 1.

(a) Name of Issuer:

PPD, Inc.

(b) Address of Issuer’s Principal Executive Offices:

929 North Front Street

Wilmington, North Carolina 28401

Item 2.

(a) Name of Person Filing:

H&F Corporate Investors VII, Ltd.

Hellman & Friedman Investors VII, L.P.

Hellman & Friedman Capital Partners VII, L.P.

Hellman & Friedman Capital Partners VII (Parallel), L.P.

HFCP VII (Parallel-A), L.P.

H&F Executives VII, L.P.

H&F Corporate Investors VIII, Ltd.

Hellman & Friedman Investors VIII, L.P.

Hellman & Friedman Capital Partners VIII, L.P.

Hellman & Friedman Capital Partners VIII (Parallel), L.P.

HFCP VIII (Parallel-A), L.P.

H&F Executives VIII, L.P.

H&F Associates VIII, L.P.

(b) Address of Principal Business Office, or, if None, Residence:

The principal business office for all persons filing:

415 Mission Street, Suite 5700

San Francisco, CA 94105

(c) Citizenship:

See Item 4 of each cover page.

(d) Title of Class of Securities:

Common stock, par value $0.01 per share.

(e) CUSIP Number:

69355F102

Item 3.

Not applicable.

Item 4. Ownership.

(a) Amount beneficially owned:

See Item 9 of each cover page.

The Reporting Persons beneficially own an aggregate of 132,841,266 shares of Common Stock. Hellman & Friedman Capital Partners VII, L.P. directly holds 52,884,036 shares of Common Stock, Hellman & Friedman Capital Partners VII (Parallel), L.P. directly holds 20,244,387 shares of Common Stock, HFCP VII (Parallel-A), L.P. directly holds 3,630,740 shares of Common Stock, H&F Executives VII, L.P. directly holds 359,372 shares of Common Stock, Hellman & Friedman Capital Partners VIII, L.P. directly holds 35,622,429 shares of Common Stock, Hellman & Friedman Capital Partners VIII (Parallel), L.P. directly holds 15,987,409 shares of Common Stock, HFCP VIII (Parallel-A), L.P. directly holds 3,021,286 shares of Common Stock, H&F Executives VIII, L.P. directly holds 934,469 shares of Common Stock, and H&F Associates VIII, L.P. directly holds 157,138 shares of Common Stock.

The general partner of each of Hellman & Friedman Capital Partners VII, L.P., Hellman & Friedman Capital Partners VII (Parallel), L.P., HFCP VII (Parallel-A), L.P. and H&F Executives VII, L.P. (collectively, the “H&F VII Funds”) is Hellman & Friedman Investors VII, L.P. The general partner of Hellman & Friedman Investors VII, L.P. is H&F Corporate Investors VII, Ltd. The general partner of each of Hellman & Friedman Capital Partners VIII, L.P., Hellman & Friedman Capital Partners VIII (Parallel), L.P., HFCP VIII (Parallel-A), L.P., H&F Executives VIII, L.P. and H&F Associates VIII, L.P. (collectively, the “H&F VIII Funds”) is Hellman & Friedman Investors VIII, L.P. The general partner of Hellman & Friedman Investors VIII, L.P. is H&F Corporate Investors VIII, Ltd.

A three member board of directors of each of H&F Corporate Investors VII, Ltd. and H&F Corporate Investors VIII, Ltd. has investment discretion over the shares held by the H&F VII Funds and the H&F VIII Funds, respectively. Each of the members of the boards of directors disclaims beneficial ownership of such shares.

(b) Percent of class:

See Item 11 of each cover page.

The Reporting Persons beneficially own an aggregate of 132,841,266 shares of Common Stock representing 38.0% of the outstanding shares. The ownership percentages are calculated based upon 349,654,449 shares of Common Stock outstanding as October 26, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, as filed with the Securities and Exchange Commission on October 28, 2020.

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote

See Item 5 of each cover page.

(ii) Shared power to vote or to direct the vote

See Item 6 of each cover page.

(iii) Sole power to dispose or to direct the disposition of

See Item 7 of each cover page.

(iv) Shared power to dispose or to direct the disposition of

See Item 8 of each cover page.

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☐.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group.

Not applicable.

Item 9. Notice of Dissolution of Group.

Not applicable.

Item 10. Certifications.

Not applicable.

SIGNATURES

After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated February 12, 2021

H&F CORPORATE INVESTORS VII, LTD.

By:	/s/ Trevor Watt
Name:	Trevor Watt
Title:	Vice President

HELLMAN & FRIEDMAN INVESTORS VII, L.P.

By:	H&F Corporate Investors VII, Ltd., its general partner

By:	/s/ Trevor Watt
Name:	Trevor Watt
Title:	Vice President

HELLMAN & FRIEDMAN CAPITAL PARTNERS VII, L.P.

By:	Hellman & Friedman Investors VII, L.P., its general partner

By:	H&F Corporate Investors VII, Ltd., its general partner

By:	/s/ Trevor Watt
Name:	Trevor Watt
Title:	Vice President

HELLMAN & FRIEDMAN CAPITAL PARTNERS VII (PARALLEL), L.P.

By:	Hellman & Friedman Investors VII, L.P., its general partner

By:	H&F Corporate Investors VII, Ltd., its general partner

By:	/s/ Trevor Watt
Name:	Trevor Watt
Title:	Vice President

HFCP VII (PARALLEL-A), L.P.

By:	Hellman & Friedman Investors VII, L.P., its general partner

By:	H&F Corporate Investors VII, Ltd., its general partner

By:	/s/ Trevor Watt
Name:	Trevor Watt
Title:	Vice President

H&F EXECUTIVES VII, L.P.

By:	Hellman & Friedman Investors VII, L.P., its general partner

By:	H&F Corporate Investors VII, Ltd., its general partner

By:	/s/ Trevor Watt
Name:	Trevor Watt
Title:	Vice President

H&F CORPORATE INVESTORS VIII, LTD.

By:	/s/ Trevor Watt
Name:	Trevor Watt
Title:	Vice President

HELLMAN & FRIEDMAN INVESTORS VIII, L.P.

By:	H&F Corporate Investors VIII, Ltd., its general partner

By:	/s/ Trevor Watt
Name:	Trevor Watt
Title:	Vice President

HELLMAN & FRIEDMAN CAPITAL PARTNERS VIII, L.P.

By:	Hellman & Friedman Investors VIII, L.P., its general partner

By:	H&F Corporate Investors VIII, Ltd., its general partner

By:	/s/ Trevor Watt
Name:	Trevor Watt
Title:	Vice President

HELLMAN & FRIEDMAN CAPITAL PARTNERS VIII (PARALLEL), L.P.

By:	Hellman & Friedman Investors VIII, L.P., its general partner

By:	H&F Corporate Investors VIII, Ltd., its general partner

By:	/s/ Trevor Watt
Name:	Trevor Watt
Title:	Vice President

HFCP VIII (PARALLEL-A), L.P.

By:	Hellman & Friedman Investors VIII, L.P., its general partner

By:	H&F Corporate Investors VIII, Ltd., its general partner

By:	/s/ Trevor Watt
Name:	Trevor Watt
Title:	Vice President

H&F EXECUTIVES VIII, L.P.

By:	Hellman & Friedman Investors VIII, L.P., its general partner

By:	H&F Corporate Investors VIII, Ltd., its general partner

By:	/s/ Trevor Watt
Name:	Trevor Watt
Title:	Vice President

H&F ASSOCIATES VIII, L.P.

By:	Hellman & Friedman Investors VIII, L.P., its general partner

By:	H&F Corporate Investors VIII, Ltd., its general partner

By:	/s/ Trevor Watt
Name:	Trevor Watt
Title:	Vice President

EXHIBIT INDEX

Exhibit Number	Title

1	Joint Filing Agreement dated February 12, 2021